Exhibit 10.31

PROMISSORY NOTE
DATED: January 31, 2008

$100,000

FOR VALUE RECEIVED the undersigned, AccountAbilities Inc. whose address is 195 Route 9 South, Suite 109, Manalapan, New Jersey 07726 (the “Maker”) promises to pay to the order of NGA Inc, with residence at 21 Nelson Avenue, Hicksville, NY 11801, the sum of One Hundred Thousand Dollars ($100,000) with interest thereon at (1%) per month on or before October 31, 2008.  If this Note is not paid at maturity (whether at the stated maturity, by acceleration or otherwise), then it shall bear interest thereafter payable on demand, at eighteen percent (18%) per annum, to be charged by Payee to Maker on the unpaid principal amount hereof.  Maker agrees to pay all costs and expenses, including without limitation, reasonable attorney’s fee’s, at any time paid or incurred by Payee, in collecting the indebtedness or any part thereof represented by this Note or in realizing upon the property securing the payment of this Note.

NGA, Inc. will have an option to convert all or a portion of the then outstanding principal and interest outstanding under this note into AccountAbilities Inc. common stock at a conversion price of $0.40 per common share upon written notice to Maker.  The conversion price shall be subject to equitable adjustment in the event of a stock split, share combination or similar transactions.

This Note may be prepaid in whole or in part without any penalty at any time, interest to the date of prepayment.

The balance due under this Note shall immediately become due and payable upon the happening of the following event:

(a)           The filing by or against Maker of any petition in voluntary or involuntary bankruptcy; any attachment, sequestration or appointment of the receiver with respect to the assets of Maker; commencement of any similar proceeding under the laws of any jurisdiction; unless vacated or bonded within ninety (90) days.

Any provisions hereof which may prove unenforceable under any law shall not effect the validity of any other provision hereof.

This Note may not be changed or terminated orally.

The Maker hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance default or enforcement of the payment of this Note.

This Note shall be binding upon and shall accrue to the benefit of the parties hereto and their respective heirs, distributes, next-of-kin, legal representatives and assigns.

This Note shall be governed by and construed in accordance with the laws of the State of New Jersey.

Accountabilities, Inc.	NGA, Inc.
/s/ Stephen DelVecchia	/s/ Norman Goldstein
Name: Stephen DelVecchia	Name: Norman Goldstein
Title: Chief Financial Officer	Title: President